BNC Bancorp Completes Acquisition of First Trust Bank

HIGH POINT, NC –November 30, 2012 – BNC Bancorp (Nasdaq: BNCN) (“BNC”) today closed its acquisition of First Trust Bank (“First Trust”), thereby expanding and enhancing the BNC franchise in the attractive Charlotte Metro area.

BNC previously announced its plan to acquire all the capital stock of First Trust on June 4, 2012. As of September 30, 2012, First Trust had assets of $401 million, loans of $195 million and deposits of $334 million. First Trust’s branch offices in Charlotte and Mooresville, North Carolina, will continue to operate under the First Trust name until systems are converted in early February.

Swope Montgomery, President and CEO of BNC, commented: “We are extremely pleased to welcome First Trust customers, shareholders and employees to the Bank of North Carolina family. The completion of this strategic transaction is consistent with our long-term plan to partner with quality organizations, enhance our presence in desirable markets and provide our diverse financial product suite to new customers.”

Jim Bolt, Chief Executive Officer of First Trust, commented: “We could not have asked for a better partner than BNC, an organization that truly understands the importance of community banking. Through this merger, we believe we have enhanced both the banking experience for our customers and upside potential for our shareholders.”

"The completion of this merger is a product of a lot of effort and great teamwork between the BNC and First Trust organizations,” said Rick Callicutt, President of Bank of North Carolina. He continued, "We are excited to work closely with Jim and his talented team of bankers to effectively deliver the BNC platform to new and existing customers throughout Charlotte and the surrounding communities. The Charlotte area represents an attractive, growth-oriented market for us and this merger provides a strong presence in Charlotte and further establishes BNC’s position as a Carolinas-focused financial institution.”

The deal is valued at approximately $38.1 million based on BNC’s closing share price of $8.47, as listed on the Nasdaq Capital Market on November 29th. First Trust shareholders will receive 0.98 shares of BNC voting common stock for each share of First Trust common stock, or cash in the amount of $7.25 per share. Total consideration in the merger will consist of 70% BNC stock and 30% cash.

BNC Bancorp and its subsidiary, Bank of North Carolina, were advised in this transaction by FIG Partners LLC as lead financial advisor, along with Keefe, Bruyette & Woods with Womble Carlyle Sandridge & Rice, LLP in Atlanta as legal advisor. First Trust was advised by Sandler O’Neill & Partners, L.P. as financial advisor and Gaeta & Eveson, P.A. in Raleigh as legal advisor.

Forward Looking Statements

The press release contains forward-looking statements relating to the financial condition and business of BNC and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following that may diminish the expected benefits of the acquisition: (i) general economic or business conditions in the Charlotte-Gastonia-Rock Hill, NC-SC MSA; (ii) greater than expected costs or difficulties related to the integration of First Trust; (iii) unexpected deposit attrition, customer loss or revenue loss following the merger of First Trust, and (iv) the failure to retain or hire key personnel. Additional factors affecting BNC and Bank of North Carolina are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC does not undertake a duty to update any forward-looking statements made in this press release.

About BNC Bancorp and Bank of North Carolina

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $3.1 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 36 full-service banking offices in North and South Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s common stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

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